UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2012

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439
(Address of principal executive offices and zip code)

(952) 947-7777
(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation
Current Report on Form 8-K

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 9, 2012, Regis Merger S.A.R.L., a wholly-owned subsidiary of Regis Corporation (“Regis”), entered into a Share Purchase Agreement (“Agreement”) with Mr. Yvon Provost, Mrs. Olivia Provost, and Mr. Fabien Provost (collectively, the Provost Family) to sell Regis’ 46.7% ownership interest in Provalliance to the Provost Family for a purchase price of EUR 80 million.  The transaction is expected to close no later than September 30, 2012 and is subject to the Provost Family securing financing for the purchase price.  The put and call arrangements between Regis and the Provost Family will automatically terminate upon closing. If the closing does not occur by September 30, 2012, the Provost Family will not be entitled to exercise their put rights until September 30, 2014.  The preceding summary is qualified in its entirety by reference to the Agreement referred to in this Item 1.01, a copy of which is attached as Exhibit 2.1 and incorporated by reference herein.

A copy of the News Release issued on April 13, 2012 by Regis announcing the Agreement is attached as Exhibit 99 and incorporated by reference herein.

ITEM 2.06. MATERIAL IMPAIRMENTS.

In connection with executing the Agreement referred to in Item 1.01 above, Regis concluded that a net non-cash impairment charge, ranging between $15 million and $18 million, related to its investment in Provalliance will be recorded in the Company’s third fiscal quarter ended March 31, 2012.  The net impairment charge consists of an impairment of Regis’ investment in Provalliance, partially offset by a reduction in the value of the put liability.  Regis will not receive a tax benefit on the net impairment charge.  Prior to the impairment charge, the Company’s net investment in Provalliance was approximately $123 million (EUR 92 million).

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NUMBER

2.1	Share Purchase Agreement, dated as of April 9, 2012, between Regis Merger S.A.R.L. and Mr. Yvon Provost, Mrs. Olivia Provost and Mr. Fabien Provost

99	Regis Corporation News Release dated April 13, 2012

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: April 13, 2012	By:	/s/ Eric Bakken
Name: Eric Bakken, Title: Secretary

EXHIBIT INDEX

EXHIBIT NUMBER

2.1	Share Purchase Agreement, dated as of April 9, 2012, between Regis Merger S.A.R.L. and Mr. Yvon Provost, Mrs. Olivia Provost and Mr. Fabien Provost

99	Regis Corporation News Release dated April 13, 2012